UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 9, 2019 (September 6, 2019)

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31337 (Commission File Number)	22-1760285 (IRS Identification Number)

Clove Road, Little Falls, New Jersey (Address of principal executive offices)	07424 (Zip Code)

Registrant’s telephone number, including area code:  (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	CMD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01              Entry into a Material Definitive Agreement

On September 6, 2019, Cantel Medical Corp. (the “Company”) entered into a First Amendment (the “Amendment”), by and among the Company, the subsidiary obligors party thereto, the lenders party thereto, and Bank of America, N.A. as administrative agent (the “Administrative Agent”), amending that certain Fourth Amended and Restated Credit Agreement (the “Existing Credit Agreement” and as amended by the Amendment, the “Amended Credit Agreement”) dated as of June 28, 2018, among the Company, the subsidiary obligors party thereto (together with the Company, the “Loan Parties” and each individually a “Loan Party”), the lenders party thereto and the Administrative Agent.  The Amendment adds a $400 million delayed draw term loan facility (the “Delayed Draw Facility”), which the Company may draw subject to the satisfaction of certain limited conditions precedent, to the Company’s Existing Credit Agreement, in addition to the existing  tranche A term loan and existing revolving credit facility.  Pursuant to the Amended Credit Agreement, subject to the satisfaction of certain conditions precedent, including the consent of the lenders, the Company may from time to time increase its borrowing capacity under the revolving credit facility by, or incur incremental term loans in, an aggregate amount not to exceed the sum of (i) the greater of (x) $300 million or (y) an amount equal to two times the Company’s consolidated EBITDA, calculated on a pro forma basis, plus (ii) the aggregate principal amount of voluntary prepayments of the revolving loans and term loans.

The Delayed Draw Facility and a portion of the revolving credit facility will be used to finance all or a portion of the cash consideration for the Company’s acquisition of Hu-Friedy Mfg. Co., LLC (“Hu-Friedy”), a Delaware limited liability company, pursuant to that certain Purchase and Sale Agreement with Hu-Friedy, Dental Holding, LLC, a Delaware limited liability company and the sole member of Hu-Friedy, and, for limited purposes set forth therein, Ken Serota and Ron Saslow, dated as  of July 29, 2019 and as previously disclosed on the Company’s Form 8-K filed July 30, 2019. The remaining proceeds of the Amended Credit Agreement will be used to refinance certain existing indebtedness of the Company and Hu-Friedy and to pay the fees and expenses incurred in connection therewith, as well as for working capital, capital expenditures and other lawful corporate purposes.

Borrowings under the Amended Credit Agreement bear interest at rates ranging from 0.00% to 1.25% above prime rate for base rate borrowings, or at rates ranging from 1.00% to 2.25% above the London Interbank Offered Rate (“LIBOR”) for LIBOR based borrowings, depending on the Company’s “Consolidated Leverage Ratio,” which is the consolidated ratio of total funded debt (minus certain unrestricted cash) to consolidated EBITDA.  The Amended Credit Agreement also provides for fees on the unused portion of the revolving credit facility at rates ranging from 0.20% to 0.40%, depending on the Company’s Consolidated Leverage Ratio.

The Amended Credit Agreement contains affirmative and negative covenants reasonably customary for similar credit facilities and is secured by (i) substantially all assets of the Company and its U.S.-based subsidiaries, (ii) a pledge by  each Loan Party of all of the outstanding shares of its U.S.-based subsidiaries and 65% of the outstanding shares of certain of Cantel’s foreign-based subsidiaries and (iii) a guaranty by Cantel’s domestic subsidiaries.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amended Credit Agreement, a copy of which is attached at Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01              Financial Statements, Pro-Forma Financial Information and Exhibits

(d) Exhibits

10.1                        First Amendment, dated as of September 6, 2019,among Cantel Medical Corp., the subsidiary obligors party thereto, the lenders party thereto, and Bank of America, N.A.

*                                         Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish a supplemental copy of any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

By:	/s/ George L. Fotiades
George L. Fotiades
President and Chief Executive Officer

September 9, 2019